Exhibit 99.77C


Lord Abbett Developing Growth Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Fund's shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

        o E. Thayer Bigelow
        o William H.T. Bush
        o Robert B. Calhoun, Jr.
        o Robert S. Dow
        o Daria L. Foster
        o Julie A. Hill
        o Franklin W. Hobbs
        o Thomas J. Neff
        o James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                         Votes            Votes         Votes
Matter                   For              Against       Withheld   Abstentions
------                   ---              -------       --------   -----------

E. Thayer Bigelow        28,049,175.255   467,388.574   --         --
William H.T. Bush        28,047,398.989   469,164.840   --         --
Robert B. Calhoun, Jr.   28,057,480.821   459,083.008   --         --
Robert S. Dow            28,060,907.037   455,656.792   --         --
Daria L. Foster          28,055,818.722   460,745.107   --         --
Julie A. Hill            27,999,993.800   516,570.029   --         --
Franklin W. Hobbs        28,056,044.534   460,519.295   --         --
Thomas J. Neff           28,056,674.698   459,889.131   --         --
James L.L. Tullis        28,060,374.583   456,188.976   --         --